Exhibit 10.14

09 January 2020

Joseph Hernandez

Chief Executive Officer

Blue Water Vaccines, Inc.

15 East Putnam Avenue, Suite 363

Greenwich, CT 06830

Dear Mr. Hernandez,

Reference is made to that certain Master Services Agreement (“Agreement”) dated July 19, 2019 by and between Ology Bioservices, Inc. (“Ology Bio”) and Blue Water Vaccines, Inc. (“Blue Water”, together the “Parties”), and to the Agreement Project Addendum (“Project Addendum”) dated October 18, 2019 and attached to the Agreement as Exhibit A.

Per the terms of the Project Addendum, Blue Water was to remit $513,000 to Ology Bio for the initiation of Tasks 1-4 (the “Initiation Payment”), due on November 21, 2019. As of January 1, 2020, Ology Bio has received $100,000 of this Initiation Payment and has incurred $51,400 of costs performing services under the Project Addendum to date.

Due to unforeseen circumstances in which Blue Water is unable to provide lead candidates and constructs required for Ology Bio to begin work on Tasks 1-4 as detailed in the Project Addendum, the Parties agree that Ology Bio will stop work effective immediately.

The Parties further agree that Ology Bio will resume work on Tasks 1-4 in the Project Addendum at Blue Water’s request and upon remittance of the remaining $413,000 of lnitiation Payment to Ology Bio.

Sincerely,

/s/ Andras Cziotka
Andras Cziotka
VP, Legal Affairs

Accepted and Agreed:

/s/ Joseph Hernandez
Joseph Hernandez
Chief Executive Officer
Blue Water Vaccines, Inc.